                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                     (TOGETHER WITH ANY ASSOCIATED RIGHTS)
                                       OF

                          PRISM FINANCIAL CORPORATION

                             AT $7.50 NET PER SHARE
                                       BY
                       PRISM ACQUISITION SUBSIDIARY, INC.
                     A WHOLLY OWNED, INDIRECT SUBSIDIARY OF

                              ROYAL BANK OF CANADA

    THE OFFER (AS HEREINAFTER DEFINED) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 19, 2000 UNLESS THE OFFER IS EXTENDED.

    PRISM ACQUISITION SUBSIDIARY, INC. IS OFFERING TO PURCHASE ALL OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF PRISM FINANCIAL CORPORATION ("COMMON STOCK"), TOGETHER WITH ASSOCIATED RIGHTS (THE "RIGHTS") TO PURCHASE PREFERRED STOCK (THE COMMON STOCK AND RIGHTS, COLLECTIVELY, THE "SHARES"). THIS OFFER IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE (THE "OFFER TO PURCHASE") AND IN THE RELATED LETTER OF TRANSMITTAL (THE "LETTER OF TRANSMITTAL"). WE REFER TO THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, AS THE "OFFER DOCUMENTS." THE OFFER IS CONDITIONED UPON SATISFACTION OF THE TERMS AND CONDITIONS DESCRIBED IN "THE TENDER OFFER--TERMS OF THE OFFER."

    THE BOARD OF DIRECTORS OF PRISM FINANCIAL CORPORATION (I) HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS ADVISABLE AND IS FAIR TO THE STOCKHOLDERS OF THE COMPANY AND IN THE BEST INTERESTS OF SUCH STOCKHOLDERS AND (II) HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AMONG PRISM FINANCIAL CORPORATION, ROYAL BANK OF CANADA AND PRISM ACQUISITION SUBSIDIARY, INC, AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDED ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION BY THE STOCKHOLDERS OF THE COMPANY, IF NECESSARY, OF THE MERGER AGREEMENT.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                   IMPORTANT

    Any stockholder wishing to tender Shares in the Offer must (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein), together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3--"Procedures for Accepting the Offer and Tendering Shares;" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact such person if such stockholder wishes to tender such Shares.

    The Rights are presently evidenced by the certificates for the Common Stock and a tender by a stockholder of such stockholder's Common Stock will also constitute a tender of the associated Rights. Any stockholder who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the date on which the Offer expires or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such shares pursuant to the guaranteed delivery procedure set forth in Section 3--"Procedures for Accepting the Offer and Tendering Shares." Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank and trust company or other nominee.


       The Dealer Manager for the Offer is:              The Information Agent for the Offer is:
       RBC Dominion Securities Corporation                       MacKenzie Partners, Inc.
                 1 Liberty Plaza                                     156 Fifth Avenue
             New York, New York 10006                               New York, NY 10010
                  (212) 858-7139                              (212) 929-5500 (call collect)
                                                                            or
                                                              CALL TOLL FREE (800) 322-2885

               The date of this Offer to Purchase is March 22, 2000.

    A Summary Term Sheet describing the principal terms of the Offer appears on pages 1 through 4. You should read this entire document carefully before deciding whether to tender your Shares.

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................        1
INTRODUCTION................................................        5
THE TENDER OFFER............................................        7
   1. Terms of the Offer....................................        7
   2  Acceptance for Payment and Payment for Shares.........        9
   3. Procedures for Accepting the Offer and Tendering
     Shares.................................................       10
   4. Withdrawal Rights.....................................       13
   5. Material U.S. Federal Income Tax Considerations.......       13
   6. Price Range of Shares; Dividends......................       14
   7. Certain Information Concerning the Company............       14
   8. Selected Financial Information........................       15
   9. Certain Information Concerning Parent and Purchaser...       15
  10. Source and Amount of Funds............................       16
  11. Background of the Offer; Past Contacts or Negotiations
     with the Company.......................................       16
  12. The Merger Agreement; Other Arrangements..............       19
  13. Purpose of the Offer; Plans for the Company...........       30
  14. Certain Effects of the Offer..........................       31
  15. Dividends and Distributions...........................       32
  16. Certain Conditions of the Offer.......................       32
  17. Certain Legal Matters; Regulatory Approvals...........       33
  18. Appraisal Rights......................................       35
  19. Fees and Expenses.....................................       36
  20. Miscellaneous.........................................       36
SCHEDULE I Directors and Executive Officers of Parent and
  Purchaser.................................................      S-1

                               SUMMARY TERM SHEET

     Prism Acquisition Subsidiary, Inc. is offering to purchase all of the issued and outstanding shares of common stock of Prism Financial Corporation for $7.50 per share in cash. The following are some of the questions you may have, as a stockholder of Prism Financial Corporation, followed by answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this Summary Term Sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of transmittal.

-   WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is Prism Acquisition Subsidiary, Inc. We are a Delaware corporation formed for the purpose of making a tender offer for all of the issued and outstanding shares of common stock of Prism Financial Corporation. We are a wholly owned, indirect subsidiary of Royal Bank of Canada, a Canadian commercial bank. See the "Introduction" to this Offer to Purchase.

-   WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the issued and outstanding shares of common stock of Prism Financial Corporation. The shares of common stock include associated rights to purchase preferred stock. Tendering shares of common stock will also serve to tender those associated rights. See the "Introduction" to this Offer to Purchase.

- HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $7.50 per share, net to you, in cash, less any required withholding of taxes and without the payment of interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. We will not be obligated to pay for or reimburse you for such broker or nominee charges. See the "Introduction" to this Offer to Purchase. In addition, if you do not complete and sign the Substitute Form W-9 included in the Letter of Transmittal, you may be subject to required backup federal income tax withholding. See Instruction 9 to the Letter of Transmittal.

-   DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Prism Acquisition Subsidiary, Inc. will be provided with approximately $115 million by its parent company, Royal Bank of Canada. Those funds will be used to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. We anticipate that all of these funds will be obtained from the existing resources and internally generated funds of Royal Bank of Canada. See Section 10--"Source and Amount of Funds" of this Offer to Purchase. Royal Bank of Canada is an international diversified financial services organization that serves nearly 10 million individual and business customers worldwide. As of October 31, 1999, its fiscal year-end, Royal Bank of Canada had total consolidated assets of CAN$ 273 billion and net income of CAN$ 1.7 billion. See
Section 9--"Certain Information Concerning Parent and Purchaser" of this Offer to Purchase.

-   IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     The form of payment consists solely of cash. We have arranged for all of our funding to come from the existing resources and internally generated funds of Royal Bank of Canada. Therefore, we do not think our financial condition is relevant to your decision whether to tender in the offer. See Section 10--"Source and Amount of Funds" of this Offer to Purchase.

-   HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on April 19, 2000, to decide whether to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Section 1--"Terms of the Offer" and Section 3--"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

-   CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of the merger agreement, we can extend the offer. Under the merger agreement, we can extend the offer, without the approval of Prism Financial Corporation, if on April 19, 2000, and for so long as, any of the conditions to the offer have not been satisfied or waived (other than the condition that at least a majority of the issued and outstanding shares of Prism Financial Corporation be validly tendered). In addition, if on April 19, 2000, any of the conditions to the offer (other than the condition that at least a majority of the issued and outstanding shares be validly tendered) have not been satisfied or waived, we have agreed to extend the offer upon the request of Prism Financial Corporation until September 30, 2000. We also have reserved the right to provide for a subsequent offering period. A subsequent offering period, if one is included, will be an additional opportunity for stockholders to tender their shares and receive the offer consideration following the expiration of the offer. We may elect to include a subsequent offering period if, once all of the conditions to the offer are satisfied or waived, the number of shares validly tendered and not withdrawn is less than 90% of the number of shares outstanding on a fully diluted basis. The subsequent offering period would extend the offer for a period of not longer than 20 business days. See Section 1--"Terms of the Offer" of this Offer to Purchase.

-   HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform LaSalle Bank National Association (which is the depositary for the offer) of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1--"Terms of the Offer" of this Offer to Purchase.

-   WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     The offer is subject to a minimum condition that at least a majority of the issued and outstanding shares be validly tendered. We are not obligated to purchase any shares which are validly tendered unless at least a majority of the issued and outstanding shares of Prism Financial Corporation are validly tendered and not withdrawn. We have entered into a stockholders' agreement with three stockholders of Prism Financial Corporation, which hold in the aggregate approximately 62% of the outstanding shares. Pursuant to the agreement, these stockholders have agreed to tender their shares. As a result, we expect the minimum condition to be satisfied. We are not obligated to purchase shares which are validly tendered if, among other things:

     - the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been terminated,

     - any approvals under the Canadian Bank Act or the Bank Holding Company Act of 1956 have not been obtained; or

     - any approvals from state governmental entities responsible for regulating in the aggregate, 90% of the average mortgage origination volume of Prism Financial Corporation and its subsidiaries for 1998 and 1999, have not been obtained.

     See Section 1--"Terms of the Offer" and Section 16--"Certain Conditions of the Offer" of this Offer to Purchase.

-   HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, to LaSalle Bank National Association, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through the depositary. If you cannot get any document or instrument that is required to be delivered to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3--"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

-   UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by May 22, 2000, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to any subsequent offering period discussed in Section 1, if one is included. See Section 4--"Withdrawal Rights" of this Offer to Purchase.

-   HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4--"Withdrawal Rights" of this Offer to Purchase.

- WHAT DOES THE BOARD OF DIRECTORS OF PRISM FINANCIAL CORPORATION THINK OF THE OFFER?

     We are making the offer pursuant to a merger agreement among Prism Financial Corporation, Royal Bank of Canada and us. The Board of Directors of Prism Financial Corporation has:

     - determined that each of the offer and the merger is advisable and is fair to the stockholders of Prism Financial Corporation and in the best interests of such stockholders; and

     - approved and adopted the merger agreement and the transactions contemplated thereby and recommended acceptance of the offer and approval and adoption by the stockholders of Prism Financial Corporation, if necessary, of the merger agreement.

     See the "Introduction" to this Offer to Purchase.

-   HAVE ANY STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

     Yes. Stockholders who own shares representing approximately 62% of the issued and outstanding shares of common stock of Prism Financial Corporation have agreed to tender their shares in the offer. See Section 12--"The Merger Agreement; Other Arrangements" of this Offer to Purchase.

- IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL PRISM FINANCIAL CORPORATION CONTINUE AS A PUBLIC COMPANY?

     No. If we purchase all of the tendered shares and the merger takes place, Prism Financial Corporation no longer will be publicly owned. Even if the merger does not take place, if we purchase all the tendered shares:

     - there may be so few remaining stockholders and publicly held shares that the common stock of Prism Financial Corporation no longer will be eligible to be traded through the Nasdaq National Market or on a securities exchange,

     - there may not be a public trading market for Prism Financial Corporation stock, and

     - Prism Financial Corporation may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies.

     See Section 14--"Certain Effects of the Offer" of this Offer to Purchase.

     For information regarding appraisal rights associated with the merger, see
Section 18--"Appraisal Rights" of this Offer to Purchase.

- WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES OF PRISM FINANCIAL CORPORATION ARE NOT TENDERED IN THE OFFER?

     If we accept for payment and pay for at least a majority of the issued and outstanding shares of Prism Financial Corporation and all other applicable conditions are met, Prism Acquisition Subsidiary, Inc. will be merged with and into Prism Financial Corporation. If that merger takes place, Royal Bank of Canada indirectly will own all of the shares of Prism Financial Corporation and all remaining stockholders of Prism Financial Corporation (other than Royal Bank of Canada) will receive $7.50 per share in cash. There are no appraisal rights available in connection with the offer. However, if the merger takes place, stockholders who have not sold their shares in the offer will have appraisal rights under Delaware law. Stockholders owning approximately 62% of the outstanding shares of common stock of Prism Financial Corporation have agreed to tender their shares in the offer. See the "Introduction" to and Section 18--"Appraisal Rights" of this Offer to Purchase.

-   IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If we accept for payment and pay for at least a majority of the issued and outstanding shares of Prism Financial Corporation, we will own sufficient shares to approve the merger under applicable state law. Stockholders not tendering in the offer will receive the same amount of cash per share in the merger that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, the number of stockholders and shares of Prism Financial Corporation that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the common stock of Prism Financial Corporation. Also, as described above, Prism Financial Corporation may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. See the "Introduction" to and Section 14--"Certain Effects of the Offer" of this Offer to Purchase.

-   WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On March 9, 2000, the last trading day before we announced the tender offer and the possible subsequent merger, the last sale price of Prism Financial Corporation common stock reported on the Nasdaq National Market was $7.00 per share. Between January 1, 2000 and March 9, 2000, the price of a share of Prism Financial Corporation common stock ranged between $3.125 and $7.4375. We advise you to obtain a recent quotation for shares of Prism Financial Corporation common stock in deciding whether to tender your shares. See Section 6--"Price Range of Shares; Dividends" of this Offer to Purchase.

-   WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or RBC Dominion Securities Corporation at (212) 858-7139. MacKenzie Partners is acting as the information agent and RBC Dominion Securities Corporation is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of Common Stock of Prism Financial Corporation:

                                  INTRODUCTION

     Prism Acquisition Subsidiary, Inc. ("Purchaser"), a Delaware corporation and a wholly owned, indirect subsidiary of Royal Bank of Canada, a Canadian commercial bank ("Parent"), hereby offers (the "Offer") to purchase all of the issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of Prism Financial Corporation, a Delaware corporation (the "Company"), together with the associated rights to purchase preferred stock (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement dated as of January 27, 2000, between the Company and LaSalle Bank National Association (the "Rights Agreement"), at a price of $7.50 per Share (the "Per Share Amount") net to the seller in cash, less any required withholding of taxes, upon the terms and subject to the conditions of the Offer, as set forth in this Offer to Purchase and in the related Letter of Transmittal.

     The Offer is being made pursuant to the Merger Agreement, dated as of March 10, 2000 among Parent, Company and Purchaser (the "Merger Agreement"). The Merger Agreement provides that Purchaser will be merged with and into the Company (the "Merger") as soon as practicable following the purchase by Purchaser of 90% or more of the issued and outstanding Shares in the Offer or any required stockholder meeting. Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and a wholly owned, indirect subsidiary of Parent, and the separate corporate existence of Purchaser shall cease. Pursuant to the Merger Agreement, each Share, together with any associated Rights, issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than Shares held by any of the Company's subsidiaries and Shares held by Parent, Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and properly exercise appraisal rights under applicable law), shall be converted into and shall become the right to receive the Per Share Amount in cash, without interest (the "Cash Merger Consideration"). The Merger Agreement is more fully described in Section 12--"The Merger Agreement; Other Arrangements," which also contains a discussion of the treatment of stock options.

     Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Parent or Purchaser will pay all charges and expenses of RBC Dominion Securities Corporation, as dealer manager (the "Dealer Manager"), LaSalle Bank National Association, as depositary (the "Depositary"), and MacKenzie Partners, Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 19--"Fees and Expenses."

     The Board of Directors of the Company (the "Company Board") has (i) determined that each of the Offer and the Merger is advisable and is fair to the stockholders of the Company and in the best interests of such stockholders and
(ii) approved and adopted the Merger Agreement and the transactions contemplated thereby and recommended acceptance of the Offer and approval and adoption by the stockholders of the Company, if necessary, of the Merger Agreement.

     Friedman Billings & Ramsey & Co., Inc., financial advisor to the Company ("FBR"), has delivered to the Company Board a written opinion dated March 10, 2000, to the effect that, as of such date and based on and subject to the matters stated in such opinion, the $7.50 Per Share Amount to be received in the Offer and the Merger by the holders of Shares was fair from a financial point of view to such holders. The full text of FBR's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934 (the "Exchange Act"), which is being mailed to stockholders concurrently herewith. Stockholders are urged to read the full text of such opinion carefully in its entirety.

     The Offer is subject to certain conditions, including (i) there being validly tendered at least a majority of the issued and outstanding Shares (the "Minimum Condition"), (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (iii) any approvals under the Canadian Bank Act and the Bank Holding Company Act of 1956, having been obtained, and (iv) approvals having been obtained from state governmental entities responsible for regulating in the aggregate, 90% of the average mortgage origination volume of the Company and its subsidiaries for 1998 and 1999. See Section 16--"Certain Conditions of the Offer."

     Pursuant to the Merger Agreement, the Company has represented that, as of January 31, 2000, 14,670,560 Shares were issued and outstanding. Except as a result of the Stockholders' Agreement described below, neither Parent, Purchaser nor any person listed on Schedule I hereto beneficially owns any Shares.

     Certain Stockholders of the Company (consisting of the estate of the Company's deceased former chief executive officer and current executive officers of the Company) (the "Stockholders") have entered into a Stockholders' Agreement, dated as of March 10, 2000, with the Parent and Purchaser (the "Stockholders' Agreement") relating to an aggregate of 9,143,566 Shares (approximately 62.3% of the Shares and approximately 59.4% on a fully diluted basis) over which the Stockholders have represented to Parent that they have voting and dispositive power. Pursuant to the Stockholders' Agreement, among other things, the Stockholders have agreed to tender all such Shares pursuant to the Offer and not to withdraw such Shares as long as the Stockholders' Agreement remains in effect and have granted to Parent an option to purchase their Shares which is exercisable in certain limited circumstances. See Section 12--"The Merger Agreement; Other Arrangements." As a result of the Stockholders' Agreement, Parent and Purchaser anticipate that the Minimum Condition will be satisfied.

     The Merger Agreement provides that promptly after the purchase by Purchaser of Shares following the expiration of the Offer (the "Tender Offer Purchase Time"), and from time to time thereafter, Purchaser shall be entitled to designate that number (but no more than that number) of directors of the Company constituting a majority of the Company Board, and the Company shall use its best efforts to, upon request by Purchaser, promptly, at the Company's election, either increase the size of the Company Board (subject to the provisions of the Company's Certificate of Incorporation) or secure the resignation of such number of directors as is necessary to enable Purchaser's designees to be elected to the Company Board and to cause Purchaser's designees to be so elected and to constitute at all times after the Tender Offer Purchase Time a majority of the Company Board. At such times, the Company will use its best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the Company Board of (i) each committee of the Company Board (other than any committee of the Company Board established to take action under this Agreement),
(ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board. Notwithstanding the foregoing, until the Effective Time, the Company shall retain at least three directors who are directors of the Company on the date of the Merger Agreement (the "Continuing Directors"). See
Section 12--"The Merger Agreement; Other Arrangements."

     The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by a majority of the stockholders of the Company. Pursuant to the Stockholders' Agreement, officers of the Purchaser hold an irrevocable proxy to vote Shares owned of record by the Stockholders, comprising approximately 62.3% of the issued and outstanding Shares. Additionally, if the Minimum Condition is satisfied, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. The Company has agreed, if required, to duly call, give notice of, convene and hold a meeting of its stockholders, to be held as soon as practicable after the Tender Offer Purchase Time for the purpose of considering and taking action upon the Merger Agreement. See Section 12--"The Merger Agreement; Other Arrangements."

     This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

                                THE TENDER OFFER

1.   TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay the Per Share Amount for all Shares validly tendered prior to 12:00 midnight, New York City time, on April 19, 2000 (the "Expiration Date") and not properly withdrawn as permitted under Section 4--"Withdrawal Rights." The term "Initial Expiration Date" means the foregoing Expiration Date without extension. If Purchaser, in accordance with the Merger Agreement, extends the deadline for tendering Shares, the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.

     The Offer is subject to the Minimum Condition. Consummation of the Offer is also conditioned upon (i) expiration or termination of any applicable waiting period under the HSR Act, (ii) any approvals under the Canadian Bank Act and the Bank Holding Company Act of 1956 having been either filed or obtained, (iii) any approvals from state governmental entities responsible for regulating in the aggregate, 90% of the average mortgage origination volume of the Company and its subsidiaries for 1998 and 1999, having been obtained; and (iv) the other conditions described in Section 16--"Certain Conditions of the Offer."

     Extension of the Offer. Parent expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC), at any time and from time to time, to cause Purchaser to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See Section 4--"Withdrawal Rights."

     Without the consent of the Company Board, Parent may cause Purchaser to (i) from time to time extend the Offer, if at the Initial Expiration Date of the Offer any of the conditions to the Offer have not been satisfied or waived (other than the Minimum Condition, to which this clause does not apply), until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer, or (iii) if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than ninety percent (90%) of the then outstanding number of Shares on a fully diluted basis, Purchaser may include a Subsequent Offering Period that would extend the Offer for an aggregate period not to exceed 20 business days. In the event that Purchaser includes a Subsequent Offering Period, Purchaser must accept and promptly pay for all securities tendered prior to the date of such extension and must otherwise meet the requirements of Rule 14d-11 under the Exchange Act in connection with each such extension. In addition, Parent and Purchaser have also agreed pursuant to the Merger Agreement that Purchaser shall from time to time extend the Offer upon the request of the Company, if at the Initial Expiration Date (or any extended expiration date of the Offer, if applicable), any of the conditions to the Offer other than (or in addition to) the Minimum Condition have been waived or satisfied, until (taking into account all such extensions) September 30, 2000.

     Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to waive, in whole or in part, any conditions of the Offer (other than the Minimum Condition), to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, no change may be made which (i) decreases the Per Share Amount, (ii) reduces the number of Shares to be purchased in the Offer, (iii) changes the form of consideration to be paid in the Offer, (iv) imposes additional conditions on the Offer, or (iv) amends or changes any term or condition of the Offer in a manner adverse to the holders of Shares.

     The rights reserved in the foregoing paragraphs are in addition to the rights set forth in Section 16--"Certain Conditions of the Offer." Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d). Subject to applicable law (including Rules 14d-4(d), and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth below) and extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. These rules generally provide that the minimum period during which a tender offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, Purchaser increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, Purchaser will extend the Offer at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     In the Merger Agreement, Purchaser has agreed that, upon the terms and subject to the conditions to the Offer, Purchaser shall accept for payment, purchase and pay for all Shares that have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer that all conditions to the Offer have been satisfied or waived by Purchaser.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     Subsequent Offering Period. Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, include a Subsequent Offering Period following the expiration of the Offer on the Expiration Date. Rule 14d-11 provides that Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of 20 business days and has expired, (ii) the Offer is for all outstanding Shares, (iii) Purchaser accepts and promptly pays for all Shares tendered during the Offer, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period, and (vi) Purchaser pays the Offer Price for all Shares tendered in the Subsequent Offering Period. Purchaser will be able to include a Subsequent Offering Period if it satisfies the conditions above. In the event Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the SEC.

     A Subsequent Offering Period, if one is included, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered into the Offer. The Merger Agreement provides that, if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than 90% of the then outstanding number of Shares on a fully diluted basis, Purchaser may include a Subsequent Offering Period for an aggregate period of time from three (3) business days to twenty
(20) business days in length, beginning after Purchaser purchases Shares tendered in the Offer. In the event that Purchaser includes a Subsequent Offering Period, Purchaser must accept and promptly pay for all securities tendered prior to the date of such extension and must otherwise meet the requirements of Rule 14d-11 under the Exchange Act in connection with each such extension.

     Purchaser intends to include a Subsequent Offering Period in the event that all of the conditions to the Offer have been satisfied or waived but less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn as of the Expiration Date. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration, the Offer Price, will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, purchase and pay for all Shares which have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer that all conditions to the Offer described in Section 16--"Certain Conditions of the Offer" have been satisfied or waived by Purchaser. Subject to the Merger Agreement and any applicable rules and regulations of the SEC including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), Purchaser expressly reserves the right to delay the acceptance for payment of or the payment for any tendered Shares in order to comply in whole or in part with any applicable laws, including, without limitation, the HSR Act, the Canadian Bank Act and the Bank Holding Company Act. See Section 17--"Certain Legal Matters; Regulatory Approvals."

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments to tendering stockholders whose Shares have been accepted for payment.

     Under no circumstances will Purchaser pay interest on the purchase price for the Shares.

     In all cases, Purchaser will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (i) the certificates representing the Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3--"Procedures for Accepting the Offer and Tendering Shares"; (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal; and (iii) any other documents required under the Letter of Transmittal. The procedures for tendering Shares and guaranteed delivery set forth in Section 3 will apply during any Subsequent Offering Period.

     "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce that agreement against the participant.

     If Purchaser does not purchase any tendered Shares pursuant to the Offer for any reason, or if a holder of Shares submits Share Certificates representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3--"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     If, prior to the Expiration Date, Purchaser increases the Per Share Amount, Purchaser will pay the Per Share Amount, as increased, to all holders of Shares that are purchased in the Offer, whether or not the Shares were tendered before the increase in the Per Share Amount.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transaction or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.   PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     Valid Tenders. In order for a stockholder validly to tender Shares pursuant to the Offer, either (i)(A) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (B) either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or the expiration of the Subsequent Offering Period, as the case may be; or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the expiration of the Subsequent Offering Period, as the case may be, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate for unpurchased Shares is to be issued or returned to, a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by an appropriate duly executed stock power, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock power guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, the stockholder's Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

      (i) the tender is made by or through an Eligible Institution;

      (ii) the Depositary receives, as described below, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, on or prior to the Expiration Date; and

     (iii) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. Guaranteed delivery procedures are not available in the Subsequent Offering Period.

     Notwithstanding any other provision of the Offer, Purchaser will pay for Shares only after timely receipt by the Depositary of Share Certificates representing, or Book-Entry Confirmation with respect to, the Shares; a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message); and any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder of the Company, whether or not similar defects or irregularities are waived in the case of other stockholders of the Company.

     Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all other powers of attorney and proxies given by such stockholder with respect to such Shares and such other securities or rights prior to such payment will be revoked without further action, and no subsequent powers of attorney or proxies may be given, nor may any subsequent written consent be executed by such stockholder, (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, or by written consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of the Company's stockholders.

     Backup U.S. Federal Income Tax Withholding. Under U.S. federal income tax law, the amount of any payments made by the Depositary to stockholders of the Company (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), pursuant to the Offer or the Merger may be subject to backup withholding tax at a rate of 31%. To avoid backup withholding tax with respect to payments made pursuant to the Offer or the Merger, each stockholder must provide the Depositary with such stockholder's correct taxpayer identification number or social security number and certify under penalties of perjury that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If backup withholding applies with respect to a stockholder or if a stockholder fails to deliver a completed Substitute Form W-9 to the Depositary or otherwise establish an exemption, the Depositary is required to withhold 31% of any payments made to such stockholder. See Instruction 8 of the Letter of Transmittal.

     Tender Constitutes Agreement. Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between Purchaser and the tendering stockholder upon the terms and subject to the conditions of the Offer.

4.   WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn (i) at any time prior to the Expiration Date and
(ii) unless theretofore accepted for payment by Purchaser pursuant to the Offer, at any time after May 22, 2000 (or such later date as may apply if the Offer is extended). Shares may not be withdrawn during any Subsequent Offering Period. See Section 1--"Terms of the Offer."

     If Purchaser amends the Offer by extending the deadline for tendering Shares, is delayed in its acceptance for payment of or the payment for any tendered Shares, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3--"Procedures for Accepting the Offer and Tendering Shares," the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be considered not validly tendered for purposes of the Offer. However, withdrawn Shares may be tendered again at any time prior to the Expiration Date by following one of the procedures described in Section 3--"Procedures for Accepting the Offer and Tendering Shares."

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, Purchaser, or their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.   MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The receipt of cash pursuant to the Offer or the Merger will constitute a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a tendering stockholder would generally recognize gain or loss in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's tax basis for the Shares tendered and purchased pursuant to the Offer or the Merger. If tendered Shares are held by a tendering stockholder as capital assets, that gain or loss will be capital gain or loss. Any such capital gain or loss will be long term if, as of the date of the disposition of its Shares, the tendering stockholder held such Shares for more than one year or will be short term if, as of such date, the stockholder held such Shares for one year or less.

     The foregoing discussion may not be applicable to certain types of stockholders of the Company, including stockholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations, or entities that are otherwise subject to special tax treatment under the Code (such as insurance companies, tax-exempt entities and regulated investment companies).

     The summary of material U.S. federal income tax considerations set forth above is included for general information only and is based on the law as currently in effect. All stockholders should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6.   PRICE RANGE OF SHARES; DIVIDENDS

     The Shares began trading on the Nasdaq National Market under the symbol "PRFN" on May 25, 1999. The following table sets forth, for the periods indicated, the high and low sale prices per Share. Share prices are as reported on the Nasdaq National Market based on published financial sources.

                          PRISM FINANCIAL CORPORATION

                                                    HIGH        LOW
                                                   -------    -------
Fiscal 1999
  Second Quarter...............................    23.3750    15.2500
  Third Quarter................................    29.5000     9.8750
  Fourth Quarter...............................    14.3125     3.0000
Fiscal 2000
  First Quarter (through March 9)..............     7.4375     3.1250

     Pursuant to the Merger Agreement, the Company has represented to each of Parent and Purchaser that, as of January 31, 2000, 14,670,560 Shares were issued and outstanding. The Rights trade together with the common stock. On March 9, 2000, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on the Nasdaq National Market was $7.00 per Share. On March 21, 2000, the last full day of trading before the commencement of the Offer, the closing price of the Shares on the Nasdaq National Market was $7.25 per Share.

     Stockholders are urged to obtain a current market quotation for the Shares.

     According to information provided by the Company, in connection with the termination of the Company's S corporation status for federal and certain state income tax purposes in conjunction with the Company's initial public offering, the Company issued promissory notes (the "S Corporation Distribution Notes") to all of the Company's stockholders prior to the initial public offering, including Bruce C. Abrams, an affiliate of Mr. Abrams, Mr. Mark A. Filler, Mr. Terry A. Markus, affiliates of Ms. Penny S. Pritzker and Mr. William D. Osenton, in the amount of their respective undistributed accumulated S corporation earnings for the period ending on the termination date of the Company's S corporation status. In accordance with the Company's S corporation status, all earnings of the Company were taxed directly to these stockholders rather than to the Company. The amounts owed under the S Corporation Distribution Notes total approximately $20.8 million, including $10.7 million, $3.6 million, $3.6 million, $942,842, $944,309 and $564,551 to Messrs. Abrams, Markus and Filler, an affiliate of Mr. Abrams, affiliates of Ms. Pritzker and Mr. Osenton, respectively. As of December 31, 1999, the respective amounts outstanding under the S Corporation Distribution Notes were $675,574, $245,663, $245,663, $61,415, $68,708 and $36,771, plus accrued but unpaid interest. The Company has paid no dividends on its Shares, and the Merger Agreement prohibits the Company from declaring or paying any dividends before the Tender Offer Purchase Time (as defined below) without Parent's approval.

7.   CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal offices located at 440 North Orleans, Chicago, Illinois 60610. The telephone number of the Company is (312) 494-0020.

     The following description of the Company and its business has been taken from the Company's Form 10-Q for the quarterly period ended September 30, 1999 and is qualified in its entirety by reference to the Company's Form 10-Q for the quarterly period ended September 30, 1999:

     The Company is a leading financial services company engaged primarily in the business of originating, selling and brokering mortgage loans. The Company originated $8.3 billion in residential mortgage loans in 1998, after giving effect to the Company's 1998 acquisitions for the entire year, and $6.1 billion of loans in the first nine months of 1999, making it the third largest non-depository retail originator in the United States and the 11th largest overall. Through its network of approximately 1,200 commission-only loan originators operating out of 159 retail branches in 25 states, as of September 30, 1999, its affinity partners utilizing the Company's private label on-line mortgage center and its relationships with operators of leading Internet mortgage web sites, the Company offers a broad array of residential mortgage products targeted primarily to high-credit-quality borrowers. The Company operates as both (1) a mortgage banker, underwriting, closing and funding loans, and (2) a mortgage broker, selling the loan products of over 100 different lenders.

     Since commencing operations in 1992, the Company has focused on growing its origination volume by building a retail origination network through internal growth and selective acquisitions. In addition, the Company has leveraged its state-of-the-art private label mortgage center to target affinity partners on the Internet and has established relationships with operators of Internet mortgage web sites to take advantage of growth opportunities provided by this origination channel. The Company has diversified its business through the expansion of its bundled and ancillary services business and the acquisition of Apollo Housing Capital, L.L.C. ("Apollo"). Through its 80% interest in Apollo, the Company has expanded its business to include affordable housing and historic rehabilitation tax credit syndication.

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material should also be available for inspection at the offices of Nasdaq National Market Operations, 1735 K Street, N.W., Washington D.C. 20006.

8.   SELECTED FINANCIAL INFORMATION

     The Shares are registered under the Exchange Act. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. You may read and copy any reports, statements, or other information filed at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0030 for further information on the public reference rooms. The Company's filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

9.   CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER

     Parent is a Canadian corporation with its principal offices located at 200 Bay Street, Toronto, Ontario, Canada M5J 2J5. The telephone number of Parent is
(416) 974-5151. Parent is a global financial services group and a leading provider of personal and commercial banking, insurance products, wealth management, and corporate and investment banking both in Canada and internationally.

     Purchaser is a Delaware corporation with its principal offices located at Wilmington Trust Center, 1100 North Market Street, Suite 780, Wilmington, Delaware 19801. Purchaser is a wholly owned, indirect subsidiary of Parent. Purchaser was organized on March 9, 2000 and has not carried on any activities other than in connection with the Offer and Merger.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and Purchaser and certain other information are set forth in
Schedule I to this Offer to Purchase.

     Except as described elsewhere in this Offer to Purchase or in Schedule I hereto, (i) none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares; and (ii) none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement, the Stockholders' Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in
Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, (i) none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer; and (ii) there have been no contracts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction of settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities, laws, or a finding of any violation of federal or state securities laws.

10. SOURCE AND AMOUNT OF FUNDS

     Purchaser estimates that the total amount of funds required to purchase all of the Shares pursuant to the Offer and the Merger and to pay all related fees and expenses will be approximately $115 million. In the Merger Agreement, Parent has represented that it has and will have sufficient funds available to purchase all of the Shares and to pay all related fees and expenses. Parent will make such funds available to Purchaser when required to close the Offer and the Merger.

11. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY

     During the second half of 1999, increasing interest rates resulted in an industry wide reduction in origination volume, particularly refinancing volume. Reduced volume led to increased competition and accelerated consolidation in the industry. The Mortgage Bankers Association was predicting an additional 28% reduction in origination volume for 2000. Commencing in September 1999 and continuing through February 2000, management of the Company and the Company Board conducted a thorough examination of the Company's operations and business plan in light of current and expected industry conditions. The examination indicated that while the Company was making significant progress in reducing its costs and increasing efficiency and capturing market share, the Company's long-term competitiveness was subject to uncertainty. As a result, the management of the Company and the Company Board determined in October 1999 that Company management should begin to explore and analyze the Company's strategic and business alternatives in consultation with the Company Board. Among other things, the Company's management explored and analyzed the following: (i) raising additional capital to finance and grow the Company's operations in a lower origination volume environment; (ii) spinning off or seeking equity investors for the Company's Internet business; (iii) operating in accordance with management's existing business plan or making modifications to account for expected industry conditions; (iv) finding a strategic investor for the Company; and (v) a possible sale of all or part of the Company.

     In connection with this review, the Company engaged Friedman, Billings, Ramsey & Co., Inc. ("FBR"), to assist management in exploring a possible sale of all or part of the Company. In November, the Company's management and FBR identified and reviewed a list of over 40 candidates that might be expected to have an interest in acquiring or making a strategic investment in the Company. Over the next three months, members of management and FBR had meetings or informal discussions with many of these parties regarding potential strategic transactions with the Company. Ultimately, ten companies, including Parent, signed confidentiality agreements and received information regarding the Company. Six companies met with management and conducted varying levels of due diligence.

     In October 1999, the Company engaged Keefe, Bruyette & Woods, Inc. ("KBW") and William Blair & Company, L.L.C. ("Blair") to assist the Company in finding sources of long-term capital. During November and December, KBW and Blair contacted approximately 20 potential investors.

     On February 2, 2000, Company management met for the first time with representatives of Parent to discuss the Company's business. Management and Parent representatives conducted a follow-up telephone call on February 3 to continue the discussions of the previous day.

     On February 9, various members of Parent met with the senior management of the Company at the Company's headquarters in Chicago to discuss their businesses and various strategic business arrangements that might benefit both the Company and Parent.

     During the week of February 14, at the request of the Company Board, representatives of FBR indicated to each party that continued to have an interest in a strategic transaction involving the Company that although no decision had been made to sell the Company interested parties should submit a proposal by February 18.

     On February 16 and 17, senior members of Parent met with management of the Company at the Company's headquarters in Chicago to further discuss how the operations of their respective businesses could be combined through an acquisition of the Company by Parent.

     On February 18, Parent submitted a written proposal to acquire the Company for $100 million in cash, subject to satisfactory completion of their due diligence and a number of other conditions. At a meeting of the Company Board on February 18, the Company Board reviewed Parent's proposal and the proposals received from two other interested parties ("Other Parties") with its financial and legal advisors. No decision was reached by the Company Board at the meeting, but it was the consensus of the directors that the Company's management and legal and financial advisors should continue to negotiate with Parent and the Other Parties to determine whether or not they would improve their proposals.

     From February 18 to February 25, FBR and the Company's management held numerous conversations with Parent and the Other Parties to review the terms of their proposals in order to get them to increase their offers. Various members of Parent management and Parent's legal counsel and financial advisors conducted preliminary due diligence at the Company's headquarters in Chicago during this period. On February 25, Parent submitted a revised proposal to acquire the Company for $115 million in cash, subject to completion of due diligence and a number of other conditions. On February 26, the Company Board met to review the revised Parent proposal and to receive an update from management and FBR on the progress being made with the Other Parties. FBR indicated that although neither of the Other Parties had raised their offers, both parties had expressed an interest in exploring ways to increase their valuation of the Company to justify a higher offer price. At the meeting, FBR made a detailed presentation to the Company Board regarding its preliminary views as to the value of the Company and the offers presented. Following the meeting, the Company Board instructed management and FBR to continue negotiating with Parent and to work with the Other Parties to see if their offers could be increased.

     Beginning the week of February 28 and continuing through March 9, members of Parent, their legal counsel and financial advisors, met at the Company's headquarters to conduct a full due diligence review of the Company's operations. During this time, FBR and the Company's legal counsel continued to negotiate the terms of Parent's proposal with the senior management of Parent and its legal counsel. Additionally, FBR continued its discussions with the Other Parties.

     On Tuesday, February 29, Messrs. Filler and Fisher and other members of senior management met with senior management of Parent at their offices in Toronto, Canada. During the meeting, the Company and Parent representatives discussed the Company's product offerings, distribution network, warehouse credit lines, technology and potential cross-selling opportunities.

     On or about March 1, the Company received a draft of a definitive Merger Agreement from Parent. The Company's legal counsel and FBR discussed the terms of the agreement and submitted comments to the definitive Merger Agreement to Parent and its legal counsel on March 4. From March 5 to March 9, senior management of the Company, the Company's legal counsel and FBR continued to negotiate the terms of the definitive Merger Agreement and the Stockholders' Agreement with Parent and its legal counsel.

     At a March 5 meeting, the Company's legal advisors provided the Company Board with a detailed summary of the proposed terms of the Merger Agreement, Stockholders' Agreement and related agreements and reviewed with the Company Board the Company's proposed negotiating position. At the meeting, FBR also reviewed the status of the discussions with the Other Parties.

     On March 9, 2000, a meeting of the Company Board was held at the Company's headquarters. The proposed transactions and the Merger Agreement and Stockholders' Agreement, including the issues remaining in dispute, were presented to and reviewed by the Company Board. At the meeting, FBR indicated that despite their efforts and the efforts of management, the Other Parties indicated that they were not prepared to increase their offers to a level comparable to that of Parent's offer. FBR made a presentation to the Company Board and delivered its opinion as to the fairness of the $7.50 per Share cash consideration to be received in the Offer and the Merger by the holders of the outstanding Shares. The Company Board analyzed and discussed the Offer, the Merger and the related Merger Agreement and Stockholders' Agreement and reviewed proposed resolutions in connection therewith. After discussion and analysis, the Company Board authorized the Company's management and legal advisors to complete negotiations with Parent and report back to the Company Board at a meeting of the Company Board to be held the next morning.

     Early March 10, the Company Board met and was presented with the proposed resolution of the remaining disputed items. Following further discussion, the Company Board unanimously recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer. With respect to the Merger, the Company Board unanimously recommended that if a stockholder vote is required by applicable law, the stockholders of the Company vote in favor of approval and adoption of the Merger Agreement and the Merger. On March 10, Parent, the Company and Purchaser executed and delivered the Merger Agreement and Parent, Purchaser and the Stockholders executed and delivered the Stockholders' Agreement. In addition, Messrs. Filler, Fisher and Gurry executed and delivered employment agreements, which were modified and re-executed on March 21, 2000, relating to their employment following the closing. The last reported trade of the Company's stock on March 9, 2000 was at $7.00.

12. THE MERGER AGREEMENT; OTHER ARRANGEMENTS

The Merger Agreement

     The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by Parent and Purchaser with the SEC in connection with the Offer (the "Schedule TO"). The summary is qualified in its entirety by reference to the Merger Agreement, which is deemed to be incorporated by reference herein. The following summary may not contain all of the information important to you. The Merger Agreement may be examined and copies may be obtained from the SEC in the same manner as set forth in Section 8. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase shall have the meanings set forth in the Merger Agreement.

     The Offer. The Merger Agreement provides for the making of the Offer. The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the Minimum Condition and the other conditions of the Offer, as set forth in Section 16--"Certain Conditions of the Offer," Purchaser will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement provides that, unless previously approved by the Company in writing, Purchaser will not make any change in the terms and conditions of the Offer that (i) decreases the Per Share Amount, (ii) reduces the number of Shares to be purchased in the Offer,
(iii) changes the form of consideration to be paid in the Offer, (iv) imposes additional conditions on the Offer, or (iv) amends or changes any term or condition of the Offer in a manner adverse to the holders of Shares.

     Without the consent of the Company Board, Parent may cause Purchaser to (i) from time to time extend the Offer, if at the Initial Expiration Date of the Offer any of the conditions to the Offer have not been satisfied or waived (other than the Minimum Condition, to which this clause does not apply), until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer, or (iii) if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than ninety percent (90%) of the then outstanding number of Shares on a fully diluted basis, Purchaser may include a Subsequent Offering Period that would extend the Offer for an aggregate period not to exceed 20 business days (for all such extensions). In the event that Purchaser includes a Subsequent Offering Period, Purchaser must accept and promptly pay for all securities tendered prior to the date of such extension and must otherwise meet the requirements of Rule 14d-11 under the Exchange Act in connection with each such extension. In addition, Parent and Purchaser have also agreed pursuant to the Merger Agreement that Purchaser shall from time to time extend the Offer upon the request of the Company, if at the Initial Expiration Date (or any extended expiration date of the Offer, if applicable), any of the conditions to the Offer other than (or in addition to) the Minimum Condition have been waived or satisfied, until (taking into account all such extensions) September 30, 2000.

     Directors. The Merger Agreement provides that promptly after the Tender Offer Purchase Time, and from time to time thereafter, Purchaser shall be entitled to designate that number (but no more than that number) of directors of the Company constituting a majority of the Company Board, and the Company shall use its best efforts to, upon request by Purchaser, promptly, at the Company's election, either increase the size of the Company Board (subject to the provisions of Article Fifth of the Company's Certificate of Incorporation) or secure the resignation of such number of directors as is necessary to enable Purchaser's designees to be elected to the Company Board and to cause Purchaser's designees to be so elected and to constitute at all times after the Tender Offer Purchase Time a majority of the Company Board. At such times, the Company will use its best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the Company Board of (i) each committee of the Company Board (other than any committee of the Company Board established to take action under this Agreement), (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board. Notwithstanding the foregoing, until the Effective Time, (x) the Company shall retain at least three directors who are directors of the Company on the date of the Merger Agreement (the "Continuing Directors") and (y) Parent and Purchaser shall not, and shall cause their affiliates not to, (A) initiate, propose, vote for or solicit others to vote for, any change in the number of directors of Prism Mortgage Company as of the date of the Merger Agreement or (B) take any action that would be reasonably likely to result in any change described in the foregoing clause (A). The Company's obligation to appoint designees to the Board is subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. From and after the time that Parent's designees constitute a majority of the Company Board until the Effective Time, any amendment, modification or waiver of any term or condition of the Merger Agreement, any amendment or modification to the Certificate of Incorporation or By-Laws of the Company, any termination of the Merger Agreement by the Company, any extension of time of performance of any of the obligations of Parent or Purchaser under the Merger Agreement, any waiver of any condition or any of the Company's rights under the Merger Agreement or other action by the Company in connection with the rights of the Company under the Merger Agreement may be effected only with the concurrence of a majority of the Continuing Directors.

     The Merger. The Merger Agreement provides that Purchaser will be merged with and into the Company as soon as practicable following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and a wholly owned, indirect subsidiary of Parent, and the separate corporate existence of Purchaser will cease.

     The Company has agreed pursuant to the Merger Agreement that, if required for the Merger under the Delaware General Corporation Law ("DGCL"), the Company, acting through the Company Board, will (i) duly call, give notice of, convene and hold a meeting of its stockholders, to be held as soon as practicable after the Tender Offer Purchase Time, for the purpose of considering and taking action upon the Merger Agreement, using a record date, to the extent possible, that is a day on which the Shares are listed on the Nasdaq National Market; (ii) except as otherwise permitted by the Merger Agreement, include in the proxy statement or information statement relating to any meeting of the Company's stockholders to be held in connection the Merger (the "Proxy Statement") (A) the recommendation of the Company Board that stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated thereby, and (B) a statement that the Company Board believes that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to the stockholders; and (iii) except as otherwise permitted by the Merger Agreement, use reasonable efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement, if any, and, after consultation with Parent and Acquisition, cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the Tender Offer Purchase Time, and (B) to obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated thereby. At such meeting, Parent and Purchaser will, and will cause their affiliates to, vote all Shares owned by them in favor of approval and adoption of the Merger Agreement, the Merger and the transactions contemplated thereby.

     The Merger Agreement further provides that, notwithstanding the foregoing, if Parent, Purchaser and any other subsidiary of Parent collectively acquire at least 90% of the issued and outstanding Shares, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the purchase of the Shares pursuant to the Offer without a meeting of the stockholders of the Company in accordance with Section 253 of the DGCL.

     Charter, Bylaws, Directors and Officers. The Certificate of Incorporation of Purchaser in effect at the Effective Time will be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of Purchaser in effect at the Effective Time will be the Bylaws of the Surviving Corporation until amended in accordance with applicable law. The directors of

Purchaser at the Effective Time will be the initial directors of the Surviving Corporation and will hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until the next annual meeting of stockholders and until their respective successors are duly elected or appointed and qualified. The officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation and will hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     Conversion of Shares. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (excluding (i) Shares held by any of the Company's subsidiaries, (ii) Shares held by Parent, Purchaser or any other subsidiary of Parent, and (iii) Shares held by stockholders who perfect their appraisal rights under the DGCL) will, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder thereof, be converted into and become the right to receive the Per Share Amount in cash, without interest (the "Cash Merger Consideration"). Notwithstanding the foregoing, if between the date of the Merger Agreement and the Effective Time, the Shares are changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Cash Merger Consideration contemplated by the Merger will be correspondingly adjusted to reflect any such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. At the Effective Time, each Share held by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder thereof, be canceled and retired and will cease to exist and no payment shall be made with respect thereto. At the Effective Time, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     Company Stock Options. At the Effective Time, each outstanding option to purchase Shares (a "Company Stock Option" or collectively "Company Stock Options") issued pursuant to the Company's 1999 Omnibus Stock Incentive Plan (the "1999 Option Plan"), whether vested or unvested, the exercise price of which is greater than the Cash Merger Consideration, will be canceled and extinguished without consideration and the 1999 Option Plan will terminate as of the Effective Date.

     At the Effective Time, each outstanding Company Stock Option issued pursuant to the 1999 Option Plan or the Company's 2000 Option Plan (the "2000 Option Plan" and, together with the 1999 Option Plan, the "Company Option Plans") that is vested as of the Effective Time will be canceled and extinguished and will become the right to receive an amount, without interest, in cash equal to the excess, if any, of the Cash Merger Consideration over the exercise price per Share of such Company Stock Option, less the amount of taxes required to be withheld under federal, state or local laws and regulations, multiplied by the number of Shares subject to such Company Stock Option.

     At the Effective Time, each outstanding Company Stock Option issued pursuant to the Company Option Plans or any other stock option plan, program or agreement to which the Company or any of its subsidiaries is a party that is not vested as of the Effective Time, the exercise price of which is less than the Cash Merger Consideration will be canceled and extinguished in consideration for certain compensatory payments to be paid to the holder of such Company Stock Option at the time the Company Stock Option would otherwise have vested (provided that the holder is employed with the Company at such time and has not breached any of its obligations under any applicable employment agreement with the Company or any subsidiary) equal to an amount, without interest, in cash equal to the excess, if any, of the Cash Merger Consideration over the exercise price per Share of such Company Stock Options that would otherwise have vested at such time.

     Pursuant to the Merger Agreement, the Company has agreed, if and to the extent required by the terms of the Company Option Plan, or any other stock option plan, program or arrangement to which the Company or any of its subsidiaries is a party or the terms of any Company Stock Option granted thereunder, to cooperate with Parent and Purchaser in obtaining the consent of each holder of outstanding

Company Stock Options to the foregoing treatment of such Company Stock Options and to take any other action necessary to effectuate the foregoing provisions.

     Representations and Warranties. The Merger Agreement contains certain customary representations and warranties of the parties. These include representations and warranties of the Company with respect to, among other matters, its organization, capitalization, authority, SEC filings, financial statements, accounting procedures, licenses and permits, employee benefit plans, employment and labor matters, and the absence of certain changes or effects that would have a Material Adverse Effect on the Company. When used in the Merger Agreement in connection with the Company or its subsidiaries, the term "Material Adverse Effect" means any change or effect (i) that is materially adverse to the business, properties, financial condition, or results of operations of the Company and its subsidiaries, taken as whole, or (ii) that would materially impair the ability of the Company to perform its obligations under the Merger Agreement. Notwithstanding the foregoing, none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect: (i) changes or effects resulting from general changes in economic, market, regulatory or political conditions or changes in conditions or business practices generally applicable to the industries in which the Company and its subsidiaries operate, including, but not limited to, changes and effects resulting from a change in interest rates or an industry-wide decrease in mortgage volume; (ii) changes in the market price or trading volume of the Shares on the Nasdaq National Market; or (iii) changes or effects resulting from the announcement or approval of the Offer and the Merger Agreement or relating to the identity of or facts pertaining to Parent or Purchaser. Parent and Purchaser also have made certain representations and warranties with respect to corporate existence and power, corporate authorization relative to the Merger Agreement, documents relating to the Offer, the availability of funds to finance the Offer and other matters.

     Conduct of Company Business Pending the Merger. The Company has agreed that, prior to the Tender Offer Purchase Time, unless Parent shall otherwise agree in writing or as otherwise contemplated in the Merger Agreement, each of the Company and its subsidiaries will (i) conduct their businesses and operations only in the ordinary course of business consistent with past practice; (ii) use reasonable efforts to preserve intact their business, organization, goodwill, rights, licenses, permits and franchises of the Company and its subsidiaries and maintain their existing relationships with customers, suppliers and other persons having business dealings with them; (iii) use reasonable efforts to keep in full force and effect adequate insurance coverage and maintain and keep material assets in good repair, working order and condition; (iv) not amend or modify its organizational documents; (v) except pursuant to certain stock purchase rights and except for up to 20,000 options that may be issued under the 2000 Stock Option Plan, not authorize for issuance issue, sell, grant, deliver, pledge or encumber any shares of any class or series of capital stock of the Company or any subsidiaries or any other equity or voting security or equity or voting interest in the Company or any of its subsidiaries, any securities convertible into or exercisable or exchangeable for any such shares, securities or interests, or any options, warrants, calls, commitments, subscriptions or rights to purchase or acquire any such shares, securities or interests (other than issuances of Shares upon exercise of stock options granted prior to the date of the Merger Agreement); (vi) not (A) split, combine or reclassify any shares of its stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for its shares of stock, (B) in the case of the Company, declare, set aside or pay any dividends on, or make other distributions in respect of any of the Company's stock, or (C) repurchase, redeem or otherwise acquire, or agree or commit to repurchase, redeem or otherwise acquire, any shares of stock or other equity or debt securities or equity interests of the Company or any of its subsidiaries; (vii) except as otherwise contemplated by the Merger Agreement, not amend or otherwise modify the terms of Company Stock Options or Company Option Plans; (viii) other than normal salary increases in the ordinary course of business consistent with past practice, not (A) materially increase compensation payable or to become payable to any directors, officers or employees of the Company or any subsidiary except arrangements in connection with employee transfers and agreements with new employees having a salary of greater than $75,000, (B) grant any severance or termination pay to, or enter into any employment or severance agreement with any director or officer or employee (other than in the ordinary course of business) of the Company or any of its subsidiaries, or (C) establish, adopt, enter into or amend in any material respect or take action to accelerate any material rights or benefits under any collective bargaining, bonus, profit sharing, thrift compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, other than in the ordinary course of business, of the Company or any subsidiary; (ix) not acquire or agree to acquire any corporation, partnership, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets outside the ordinary course of business consistent with past practice or any interest in any real properties (other than in the ordinary course of business); (x) not incur, assume or guarantee any indebtedness for borrowed money, (including draw-downs on letters or lines of credit) or issue any notes, bonds, debentures, debt instruments, evidences of indebtedness or other debt securities of the Company or any of its subsidiaries or any options, warrants or rights to purchase or acquire any of the same, except for (A) renewals of existing bonds and letters of credit in the ordinary course of business not to excess $1 million in the aggregate, (B) indebtedness for borrowed money in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $100,000, and (C) advances in the ordinary course pursuant to working capital lines of credit in an amount not to exceed $15 million and certain warehouse lines of credit; (xi) not sell, lease, license, encumber or otherwise dispose of any material properties or assets of the Company other than in the ordinary course of business; (xii) not authorize or make any capital expenditures in excess of $500,000 in the aggregate for the Company and all of its subsidiaries other than in the ordinary course of business; (xiii) not make any material change in any of its accounting or financial reporting except as may be required by a change in law or in GAAP; (xiv) not make any material tax election or settle or compromise any material tax liability; (xv) except in the ordinary course of business, not amend, modify or terminate any material contract; (xvi) other than in the ordinary course of business, not enter into contracts that reasonably would involve financial obligations by the Company exceeding $100,000; (xvii) not adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; (xviii) fail to report any facts that have resulted in insurance claims that would have a material adverse effect; and (xix) except as to clauses (i), (ii) and (iii) of this paragraph, not agree or commit in writing or otherwise to do any of the foregoing.

     Other Potential Acquirers. The Merger Agreement provides that the Company and its subsidiaries will and will direct and use their reasonable best efforts to cause, the Company's affiliates and the respective officers, directors, employees, representatives and agents of each to immediately cease any discussions or negotiations with any parties with respect to (i) the acquisition of the Company by merger or otherwise by anyone other than Parent, Acquisition or any affiliate thereof (a "Third Party") or by an officer or director of the Company; (ii) the acquisition by a Third Party of more than 20% of the total assets of the Company and its subsidiaries taken as a whole; (iii) the acquisition by a Third Party of Shares which, together with all other Shares owned by such Third Party and its affiliates, equal 20% or more of the issued and outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its subsidiaries of more than 20% of the issued and outstanding Shares; or (vi) the acquisition by the Company or any subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets attributable to such ownership interest or investment is equal or greater than 20% of the annual revenues, net income or assets of the Company (each of the foregoing, a "Third Party Acquisition").

     The Merger Agreement further provides that the Company and its subsidiaries will, and will direct and use their reasonable best efforts to cause their respective officers, directors, employees, representatives or agents to, refrain from directly or indirectly, encouraging, soliciting, participating in or initiating discussions or negotiations with or providing any non-public information to anyone (other than Parent, Purchaser or any designees of either) concerning any Third Party Acquisition. However, following written notice to Parent and Purchaser, the Company may provide non-public information to, consider a proposal from, and negotiate a proposal with, anyone who, prior to the Tender Offer Purchase Time, submits to the Company (i) a potential Superior Proposal or (ii) an unsolicited proposal, offer or indication that the Company in good faith believes may lead to a Superior Proposal. Prior to furnishing such non-public information, the Company must enter into a non-disclosure agreement having terms regarding the protection of confidential information that are at least as restrictive as the confidentiality provisions of the Letter Agreement between Parent and the Company dated as of January 31, 2000, a copy of which is attached hereto as Exhibit (d)(2). A "Superior Proposal" is defined in the Merger Agreement to mean any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities all of the Shares then issued and outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board by a majority vote determines in its good faith judgment (consistent with the advice of a financial adviser of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and the Offer.

     The Merger Agreement also requires the Company to notify Parent promptly, and in any event before furnishing non-public information, in the event the Company receives any proposal or inquiry concerning a Third Party Acquisition, including the material terms and conditions thereof and the identity of the party submitting such proposal.

     The Company Board may not withdraw its recommendation of the transactions contemplated by the Merger Agreement, or approve or recommend, or cause the Company to enter into, any agreement with respect to any Third Party Acquisition, unless, prior to the Tender Offer Purchase Time, the Company Board by a majority vote determines in its good faith judgment, after consultation with its legal counsel, failure to do so would be inconsistent with their fiduciary duties under applicable law. The Company may not enter into any agreement with respect to a Superior Proposal unless and until the Merger Agreement is terminated by its terms. At and after the Tender Offer Purchase Time, the Company Board may not under any circumstances withdraw its recommendation of the transactions contemplated by the Merger Agreement or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition.

     Access to Information. The Merger Agreement provides that until the Closing Time, upon reasonable prior notice, the Company will (and will cause each of its subsidiaries to) give Parent and its representatives full access, during normal business hours and at other reasonable times without disruption to the Company's normal business affairs, to the books, records, contracts, commitments, properties, offices and other facilities of the Company and its subsidiaries; arrange for Parent and its representatives to have reasonable access, during normal business hours, to the officers, employees, and agents of the Company and its subsidiaries; and furnish promptly to Parent and its representatives such financial and operating data and other information concerning the business, operations, properties, contracts, records and personnel of the Company and its subsidiaries as Parent may from time to time reasonably request. All information obtained by the Parent and its representatives will be kept confidential in accordance with the confidentiality provisions of the Letter Agreement between Parent and the Company dated as of January 31, 2000.

     Further Actions. Pursuant to the Merger Agreement, each of Parent, Purchaser and the Company has agreed to use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable under applicable laws and regulations, and to consult and fully cooperate with and provide reasonable assistance to each other in order to consummate and make effective the transactions contemplated by the Merger Agreement, including (i) using commercially reasonable efforts to make all filings, applications, notifications, reports, submissions and registrations, and to obtain all consents, approvals, authorizations or permits necessary for the consummation of the Merger and the other transactions contemplated thereby, and (ii) taking those actions that any other party to the Merger Agreement may reasonably request in order to cause any of the conditions to such party's obligation to consummate the Merger to be fully satisfied.

     Subject to the terms and conditions of the Merger Agreement, each of Parent and the Company has also agreed to cooperate and use reasonable efforts to vigorously contest and resist any action, suit, proceeding or claim, and to have vacated, lifted, reversed or overturned any injunction, order, judgment or decree, (whether temporary, preliminary or permanent) that delays, prevents or otherwise restricts the consummation of the Merger or any other transaction contemplated by the Merger Agreement, and to take any and all actions (but not including the disposition of material assets, divestiture of businesses, or the withdrawal from doing business in particular jurisdictions, if material) as may be required as a condition to the granting of any approvals or as may be required to avoid, vacate, lift, reverse or overturn any injunction, order, judgment, decree or regulatory action.

     The Merger Agreement further provides that the Company will take all necessary action (i) prior to the Effective Time, to cause the dilution provisions of the Rights Agreement to be inapplicable to the transactions contemplated by the Merger Agreement, without any payment to holders of Rights; and (ii) promptly after the date of the Merger Agreement, to cause the Company's Employee Stock Purchase Plan to be amended so that no action thereunder can be taken by the President or any other officer of the Company without the approval of the Company Board.

     Public Announcements. The Merger Agreement provides that Parent, Purchaser and the Company, as the case may be, will consult with one another and mutually agree upon the content and timing of any press releases or public statements with respect to the transactions contemplated by the Merger Agreement, including, without limitation, the Offer and the Merger, and will not issue any such press release or make any such public statement prior to such consultation and agreement except to the extent that such disclosure may be required by applicable law or by obligations pursuant to any listing agreement with the Toronto Stock Exchange, the New York Stock Exchange or the Nasdaq National Market as determined by Parent, Purchaser or the Company, as the case may be.

     Employee Benefit Matters. With respect to employee benefit matters, the Merger Agreement provides that as of the Effective Time and for a period of one year thereafter, Parent will provide, or cause Purchaser and its subsidiaries and successors to provide, to those persons who were employees of the Company and its subsidiaries prior to the Effective Time and who continue as employees thereafter, with benefits and compensation no less favorable in the aggregate to the benefits and compensation provided to such employees as of the date of the Merger Agreement.

     The Merger Agreement also provides that, except with respect to accruals under any defined benefit pension plan, Parent will, or will cause Purchaser and its subsidiaries to, give such employees full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained by Parent, Purchaser or any subsidiary of either for such employees' service with the Company or any subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time. Parent will, or will cause Purchaser and its subsidiaries to waive limitations as to preexisting conditions (except to the extent that such limitations were not waived under the Company's then-existing welfare plans), exclusions and waiting periods with respect to participation and coverage requirements applicable under any welfare plan that such employees may be eligible to participate in after the Effective Time, and provide credit for co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

     Expenses. Except as described in the following sentence, each party will bear its own expenses in connection with the Offer and the Merger. Upon termination of the Merger Agreement under certain circumstances, the Company has agreed to pay Purchaser a break-up fee as described below under the heading "Termination."

     Notification of Certain Matters. Each of the Company, Parent and Purchaser has agreed to give prompt notice to the others of (i) the occurrence or nonoccurrence of any event that would be likely to cause any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects and (ii) any material failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

     Guarantee of Performance. Parent has guaranteed the performance by Purchaser and, after the Effective Time, the Surviving Corporation of its obligations under the Merger Agreement.

     Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that the Surviving Corporation shall cause its Certificate of Incorporation and Bylaws to contain the indemnifica-tion provisions set forth in the Certificate of Incorporation and Bylaws of the Company on the date of the Merger Agreement. These provisions may not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement). Parent shall cause the Surviving Corporation to comply with the terms of and maintain in existence the indemnification agreements in effect on the date of the Merger Agreement. In the event the Surviving Corporation or any of its successors or assigns consolidates with or merges into another person or transfers all or substantially all of its properties and assets to another person, proper provision will be made so that the successors and assigns of the Surviving Corporation assume these obligations.

     In addition, the Merger Agreement requires the Surviving Corporation to obtain and maintain in effect for not less than five years after the Effective Time, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and the Company's subsidiaries with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement). Parent may, with no lapse in coverage, substitute policies of substantially the same coverage containing terms and conditions which are no less advantageous, in any material respect, to the Company's present or former directors, officers, employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time.

     Conditions to Consummation of the Merger. The respective obligations of each of Parent, Purchaser and the Company to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing Time of the following conditions: (i) that the Merger Agreement, the Merger, and the other transactions contemplated thereby shall have been approved by all necessary corporate action of the Company, including if necessary, by vote of the stockholders of the Company, provided that in voting, Parent and Purchaser shall have complied with their obligations under the Merger Agreement to vote and cause their affiliates to vote, all Shares owned by them, in favor of the Merger Agreement, the Merger, and the other transactions contemplated thereby; (ii) that no governmental entity or court shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that makes payment of the Cash Merger Consideration illegal or otherwise prohibits the Merger; (iii) Purchaser shall have purchased Shares pursuant to the Offer in accordance with the terms of this Merger Agreement and the Offer, provided that neither Parent nor Purchaser may invoke this condition if Purchaser shall have failed to purchase, in violation of the terms of the Merger Agreement or the Offer, Shares validly tendered and not withdrawn pursuant to the Offer.

     Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing Time, whether before or after approval and adoption of the Merger Agreement by the Company's stockholders:

      (i) by mutual written consent of Parent, Purchaser and the Company;

      (ii) by Parent or the Company if (A) any governmental entity or court shall have enacted, issued, promulgated, enforced or entered, any statute, rule, regulation, executive order, decree, injunction or other order that is in effect and makes payment of the Per Share Amount or the Cash Merger Consideration illegal or otherwise prohibits the Offer or the Merger, or (B) Purchaser shall not have purchased Shares pursuant to the Offer or the Merger shall not have occurred on or prior to September 30, 2000, provided that the right to terminate the Merger Agreement pursuant to this clause (ii) will not be available to any party whose failure to fulfill its obligations under the Merger Agreement results in Purchaser's failure to purchase;

     (iii) by Parent and Purchaser before the Tender Offer Purchase Time, if there shall have been a breach of any covenant or agreement on the part of the Company resulting in a Material Adverse Effect or a Parent Material Adverse Effect and the breach has not been cured prior to the earlier of ten days following notice of the breach or two business days prior to the date on which the Offer expires (as such date may be extended);

      (iv) by the Company prior to the Tender Offer Purchase Time if (A) the Company shall have received a Superior Proposal, shall have furnished Parent a reasonable written notice of receipt of the Superior Proposal, specifying the material terms and conditions of the Superior Proposal and identifying the person making the proposal, and Parent shall not, within three business days of Parent's receipt of the notice from Company, have made an offer which the Company Board, by a majority vote, determines in its good faith judgment (consistent with the advice of a financial advisor of nationally recognized reputation) to be as favorable to the Company's stockholders as the Superior Proposal; provided that termination of the Merger Agreement under this clause (A) will not be effective until Company pays to Purchaser the Breakup Fee discussed below; (B) there shall have been a breach of any representation or warranty on the part of Parent or Purchaser that materially adversely affects (or materially delays) the consummation of the Offer; or (C) there shall have been a material breach of any covenant or agreement on the part of Parent or Purchaser and which materially adversely affects (or materially delays) the consummation of the Offer, if the breach has not been cured prior to the earlier of ten days following notice of the breach or two business days prior to the date on which the Offer expires.

When used in the Merger Agreement, the term "Parent Material Adverse Effect" means any change or effect that would materially impair the ability of Parent and/or Purchaser to consummate the transactions contemplated by the Merger Agreement.

     If the Merger Agreement is terminated and (i) the Company Board shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Offer, shall have recommended a Third Party Acquisition or shall have adopted any resolution to effect the foregoing, and (ii) within one year after such termination (A) the Company enters into an agreement involving the acquisition of 50% or more of the issued and outstanding Shares by another person or entity (other than a merger pursuant to which the stockholders of the Company will acquire more than 60% of the voting securities of such surviving corporation) or (B) another person or entity acquires more than 50% of the issued and outstanding Shares, the Company shall pay to Acquisition a Breakup Fee of $3.5 million. A Breakup Fee also shall be payable if the Company shall have terminated the Merger Agreement before the Tender Offer Purchase Time if the Company has received a Superior Proposal and Parent does not, in the good faith judgment of the Company Board (consistent with the advice of a financial advisor of nationally recognized reputation), make an offer as favorable to the Company's stockholders as such Superior Proposal. Purchaser may, in its discretion, waive payment of the Breakup Fee in order to exercise the Option described below under the heading "Stockholder Agreements." Other than the circumstances listed above in which the Breakup Fee is payable, the Merger Agreement makes no provision for payments in the event of termination.

     Amendment. The Merger Agreement may be amended by action taken by the Company Board, subject to certain restrictions set forth therein, and by the parties to the Merger Agreement at any time before or after approval, if necessary, of the Merger by the stockholders of the Company but, after any such approval, no amendment that requires the approval of the stockholders under applicable law may be made without such approval.

     Extension; Waiver. At any time prior to the Closing Time, each party to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained therein or in any document, certificate or writing delivered pursuant thereto, or (iii) waive compliance by any other party with any of the agreements or conditions contained therein.

Stockholders' Agreement

     Concurrently with the execution of the Merger Agreement, Parent, Purchaser and the Stockholders have entered into the Stockholders' Agreement (the "Stockholders' Agreement"). The following is a summary of the material provisions of the Stockholders' Agreement, the form of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the form of Stockholders' Agreement, which is deemed incorporated herein by reference.

     Tender of Shares. Pursuant to the Stockholders' Agreement, each Stockholder has agreed to tender the Shares owned by such Stockholder or cause such Shares to be tendered, into the Offer promptly after Parent causes Purchaser to commence the Offer, but in no event later than five business days after the date on which the Stockholder receives the Offer Documents for tendering such Shares. With respect to the Shares tendered by the Stockholders pursuant to the Stockholders' Agreement, the Stockholders will receive the same price per Share with respect to the Offer (but in any event no less than $7.50 per Share) received by the other stockholders of the Company pursuant to the Offer. Each Stockholder has further agreed not to withdraw any Shares so tendered unless and until after the Termination Date, which is the first to occur of the date that Purchaser terminates the Offer, the Offer expires, or the Merger Agreement is terminated, in each case in accordance with the terms of the Merger Agreement and without such Shares being purchased by Purchaser pursuant to the Offer.

     Voting of Shares. Each Stockholder has further agreed that, during the period commencing on the date of the Stockholders' Agreement and continuing until the first to occur of the Effective Time or the Termination Date, the Stockholder will vote (or cause to be voted) its Shares (i) in favor of approval of the Merger Agreement, all transactions contemplated thereby, and any actions required in furtherance thereof; (ii) against any action or agreement that is intended to or could impede, interfere with, or prevent the Offer or the Merger or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its subsidiaries under the Merger Agreement or the Stockholders' Agreement; and (iii) except as specifically requested in writing in advance by Parent, against certain actions specified in the Stockholders' Agreement, including extraordinary corporate transactions, dispositions of assets outside the ordinary course of business, any reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries or affiliates, and any amendment of the Company's Certificate of Incorporation or Bylaws.

     Irrevocable Proxy. In order to secure their respective obligations under the Stockholders' Agreement, each Stockholder has granted to each of James T. Rager and Robert K. Horton in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and any other designee of Parent, an irrevocable proxy to vote the Stockholder's Shares, or grant a consent or approval in respect of the Stockholder's Shares, with respect to the matters described above on which the Shares are entitled to vote from the date that all waiting periods under the HSR Act applicable to the acquisition of the Shares have been terminated or have expired and any and all applicable approvals and notices under the Bank Act and the Bank Holding Company Act and any other required approvals, notices, authorizations or consents have been filed or obtained, and until the Tender Offer Purchase Time.

     Grant of Options. Each Stockholder has also granted to Purchaser or its designee, effective on the date of the Stockholders' Agreement, an irrevocable option (each, an "Option") to purchase all Shares owned by the Stockholder at a purchase price per Share equal to the Per Share Amount. Purchaser may exercise the Options at any time and from time to time, following the occurrence of a Purchase Event (as defined below); provided that the Options will expire and be of no further force and effect upon the earliest to occur of (i) the Tender Offer Purchase Time or (ii) at the close of business on the third business day after the receipt by Parent of a Superior Proposal Notice or (iii) the 90th day after the exercise of the Options, if the purchase of the Shares pursuant to the Options has not occurred. In the event of termination of the Merger Agreement, Purchaser, at its option, may elect either to exercise the Options or to accept payment of the Breakup Fee, but will not be entitled to exercise the Options and retain the Breakup Fee. A "Purchase Event" means the receipt by Parent of a Superior Offer Notice. The purchase of Shares pursuant to the Options is subject to the satisfaction of the following conditions: (i) to the extent necessary, all waiting periods under the HSR Act applicable to the acquisition of the Shares shall have been terminated or have expired, and all applicable approvals and notices under the Bank Act and the Bank Holding Company Act and any other required approvals, notices, authorizations or consents have been filed or obtained and (ii) no preliminary or permanent injunction prohibiting the exercise of the Options or delivery of the Shares shall be in effect.

     Representations and Warranties. Each Stockholder has made in the Stockholders' Agreement certain customary representations and warranties, including, without limitation, representations and warranties as to ownership of Shares, power and authority and consents and approvals.

     Other Potential Acquirors. Each Stockholder is prohibited from encouraging, soliciting, participating in or initiating discussions or negotiations with or providing non-public information to any party concerning any Third Party Acquisition.

     Restriction on Transfer, Proxies and Non-Interference. Each Stockholder has agreed not to (a) tender its Shares in any tender offer or exchange offer for the Shares other than the Offer; (b) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract for the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of its Shares; (c) except as contemplated by the Stockholders' Agreement, grant any proxies or powers of attorney, deposit any of its Shares into a voting trust or enter into a voting agreement with respect to any Shares, or (d) take any action that would make any representation or warranty of the Stockholder untrue or incorrect or have the effect of preventing or impairing such Stockholder from performing its obligations under the Stockholders' Agreement.

     Indemnification. Each Stockholder has agreed, subject to certain limitations, to indemnify Parent and its affiliates for all damages, losses, costs, expenses, liabilities, judgments, penalties, claims, charges and amounts paid in settlement as a result of (i) any inaccuracy or misrepresentation in, or breach of, any representation, warranty or covenant of such Stockholder in the Stockholders' Agreement; (ii) any inaccuracy or misrepresentation in, or breach of, any representation, warranty or covenant of the Company in the Merger Agreement; (iii) violations of law or regulation by the Company before the Effective Time, and (iv) certain additional scheduled matters. Any indemnification of Parent and its affiliates is to be effected solely by disbursement from the escrow account, described below. Additionally, neither Parent nor its affiliates generally shall be entitled to make any indemnification claim unless the aggregate amount of all damages incurred exceeds $500,000, and the Stockholders would be liable only for such damages that exceed $500,000. For purposes of indemnification under the Stockholders' Agreement, the Stockholders' and the Company's representations and warranties survive for one year after the Tender Offer Purchase Time.

     Escrow Account. At the Tender Offer Purchase Time, Purchaser will deposit, proportionately out of funds otherwise owing to each Stockholder in respect of the Per Share Amount, an aggregate amount of $7.5 million, to be held in escrow. With respect to damages incurred due to an inaccuracy or misrepresentation in, or breach of, a representation, warranty or covenant of any Stockholder, Parent will be entitled to make a claim only against the amount deposited in the escrow account (and earnings thereon) on behalf of the Stockholder responsible for the breach. With respect to damages incurred due to any other circumstance described above in the section entitled "Indemnification," Parent will be entitled to make a claim against all funds held in the escrow account, and the damages will be allocated among the Stockholders based on an agreed upon formula.

Employment Agreements

     Concurrently with the execution of the Merger Agreement, Parent and the Company have entered into employment agreements with Messrs. Filler, Fisher and Gurry (each, an "Executive") in order to provide the Company, as the Surviving Corporation, with continuity of management. The following is a summary of the material provisions of each of the employment agreements (each, an "Employment Agreement"), each of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Employment Agreements, each of which is deemed incorporated herein by reference.

     Each Employment Agreement provides that the Company will continue to employ the Executive, and the Executive will continue in the employ of the Company, subject to the terms and conditions of the Employment Agreement, for the period commencing as of the Effective Time and ending on December 31, 2003 (the "Employment Period"). Pursuant to the Employment Agreement, each of

Messrs. Filler, Fisher and Gurry is entitled to receive (i) an annual base salary equal to $250,000, $150,000 and $150,000, respectively, (ii) unless his employment with the Company has been terminated for Cause (as defined in the Employment Agreement) or due to voluntary termination by the Executive (other than due to Constructive Termination (as defined below), death or disability) prior to the respective dates of payment, a discretionary annual bonus, paid from a management bonus pool, as described below, and (iii) benefits comparable to those provided to other employees in positions of comparable rank with Parent and its wholly owned subsidiaries. In addition, each of Messrs. Filler, Fisher and Gurry will be eligible for grants of stock options to purchase common stock of Parent under Parent's 1999 Stock Option Plan (the "Plan"). Stock option grants under the Plan will be subject to approval of the Board of Directors of Parent and all stock options will be subject to all of the terms and conditions of the Plan, including applicable provisions regarding vesting, and expiration of options upon termination of employment. It is anticipated that each of Messrs. Filler, Fisher and Gurry will be recommended for stock option grants under the Plan.

     In addition to the foregoing, Mr. Filler will be entitled to receive, unless his employment has been terminated, for each fiscal year of the Company commencing after December 31, 2000, a profit sharing bonus equal to 2.5% of the pre-tax net income of the Company.

     Certain executive officers of the Company, including Messrs. Filler, Fisher and Gurry, will be eligible to participate in an annual bonus pool. Distribution of 50% of the bonus pool will be at the discretion of Mr. Filler, and the remainder will be distributed at the discretion of the Company Board. All amounts in the bonus pools will be paid out to participants, in each case in the proportions determined by Mr. Filler with respect to 50% of such amounts and the Company Board with respect to the remainder. For the period ended December 31, 2000, a bonus pool of $105,000 will be established, and for the period ended on the first anniversary of the Effective Time, a bonus pool of $1,825,000 will be established. Messrs. Filler, Fisher and Gurry will be eligible to receive bonuses from such pools. Distribution of bonuses from the bonus pools will be subject only to the condition that the recipient's employment with the Company not have been terminated for Cause or due to voluntary termination by the Executive (other than due to Constructive Termination, death or disability) prior to the respective dates of payment.

     The Executive's employment with the Company may be terminated, among other things, (i) by the Company for Cause or without Cause; (ii) by the Company if the Company determines in good faith that the Executive has become disabled; or
(iii) by the Executive if, without the Executive's express written consent, (A) duties or responsibilities materially inconsistent with the Executive's position and duties as contemplated by the Executive's Employment Agreement, are assigned to the Executive or the Company takes any other action resulting in a material diminution in the Executive's position and duties, (B) the Executive's annual base salary or the annual bonus pool amount is reduced; (C) the Executive is relocated to a location more than ten miles from the location where the Executive performed duties immediately prior to the Effective Time, except for required travel on the Company's business or (D) if the Company or Parent breaches the Employment Agreement (each, a "Constructive Termination").

     The Employment Agreements also provide that during the term thereof and for a period of 6 months after (i) the date the Executive's employment with the Company terminates for any reason, the Executive may not (i) own, manage, operate, join, control, be employed by or perform services for or be connected in any manner with certain competing businesses of the Company described in the Employment Agreements, without the prior written consent of the Company, (ii) solicit clients to transact business with competing businesses or reduce or refrain from doing business with the Company, (iii) interfere with or damage any relationship between the Company and its clients, and (iv) hire or solicit any person who is an employee of the Company or any of its subsidiaries to resign from the Company or any of its subsidiaries or to apply for or accept employment with any competing business of the Company.

     Each Executive has further agreed (i) not to divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for

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

his own benefit or for the benefit of others during the term of the Employment Agreement and thereafter; and (ii) to assign to the Company all of Executive's right, title and interest in and to, intellectual property made, invented, conceived, reduced to practice, developed or created (A) during the Employment Term, or (B) using the equipment, supplies, facilities and/or confidential or proprietary information of the Company.

13. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

     Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as soon as practicable following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement.

     Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The directors of Purchaser will be the initial directors of the Surviving Corporation, and the officers of the Company will be the initial officers of the Surviving Corporation. Upon completion of the Offer and the Merger, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist.

     Except as described in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to
Section 12(g) of the Exchange Act.

14. CERTAIN EFFECTS OF THE OFFER

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Per Share Amount.

     Stock Quotation. It is Parent's current intention to cause the Company to terminate the inclusion of the Shares on the Nasdaq National Market following the Tender Offer Purchase Time and the Record Date. Inclusion of the Shares on the Nasdaq National Market is voluntary, so the Company may terminate that inclusion at any time. In addition, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in the Nasdaq National Market, the market for the Shares could be adversely affected. According to the Nasdaq's National Market's published guidelines, the Shares would not be eligible for continued listing if, among other things, the number of Shares publicly held falls below 750,000, the number of beneficial holders of Shares falls below 400 (round lot holders) or the aggregate market value of such publicly-held Shares does not exceed $5 million. If the Shares were no longer eligible for inclusion in the Nasdaq National Market, they might nevertheless continue to be included in the Nasdaq SmallCap Market unless, among other things, the public float is less than 500,000 Shares, or there are fewer than 300 stockholders (round lot holders) in total, or the market value of public float is less than $1 million.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Pursuant to the Merger Agreement, the Company has agreed, at the earliest practicable time following the Tender Offer Purchase Time (but in no event prior to the Record
Date), if the number of holders of record of the Shares at such time is smaller than 300, to take all steps necessary or appropriate to terminate registration of the Shares under the Exchange Act, including without limitation the filing of Exchange Act Form 15 with the SEC and of a notice to the Nasdaq National Market to delist the Shares. Registration of the Shares may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for inclusion on the Nasdaq National Market.

     Margin Regulations. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

15. DIVIDENDS AND DISTRIBUTIONS

     The Merger Agreement provides that from the date of the Merger Agreement until the Closing Time, unless the Parent has consented in writing, the Company may not declare, set aside or pay any dividends on, or make other distributions in respect of, any of the Company's stock, repurchase, redeem or otherwise acquire, or agree or commit to repurchase, redeem or otherwise acquire, any shares of stock or other equity or debt securities or equity interests of the Company or any of its subsidiaries.

16. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restrictions set forth in the Merger Agreement, the payment for, any tendered Shares, if (w) any waiting periods applicable to the Offer under the HSR Act have not been terminated or have not expired, or any approvals or notices under the Bank Act, the Bank Holding Company Act of 1956 and required approvals from governmental entities responsible for regulating, in the aggregate, 90% of the Company's and its subsidiary's average mortgage origination volume for the period 1998 and 1999 have not been obtained and, in the case of any approval, is not in full force and effect and all conditions applicable thereto have not been satisfied, (x) any of the consents or approvals of anyone other than a governmental entity, in connection with the execution, delivery and performance of the Merger Agreement, have not been obtained or made, except where the failure to have obtained or made any such consent or approval would not have a Material Adverse Effect, (y) the Minimum Condition shall not have been satisfied, or (z) at any time on or after the date of the Merger Agreement and before the time of acceptance of tendered Shares pursuant to the Offer, any of the following events shall occur which, in the reasonable judgment of Parent and Acquisition makes it inadvisable to proceed with the Offer or acceptance for payment:

      (i) from the date of the Merger Agreement until the Tender Offer Purchase Time, any governmental entity or court shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that remains in effect at the Tender Offer Purchase Time and which (A) makes the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibits consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (B) prohibits Purchaser from operating or deriving benefits from the majority of the value of the operations of the Company and its subsidiaries taken as a whole to operate the Company; provided, however, that the parties must use reasonable efforts to cause any such decree, judgment or other order to be vacated or lifted prior to September 30, 2000;

      (ii) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct on the date of the Merger Agreement or the Company shall have breached or failed in any respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with at or prior to such time, except where the failure of representations and warranties to be true and correct, or the performance of or compliance with such obligations, agreements or covenants, would not, individually or in the aggregate, have a Material Adverse Effect;

     (iii) the Merger Agreement shall have been terminated in accordance with its terms;

     (iv) there shall have occurred an acceptance by the Company of a Superior Proposal;

      (v) the Company Board shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Offer, recommended to the Company's stockholders a Third Party Acquisition or adopted any resolution to effect any of the foregoing; or

     (vi) from the date of the Merger Agreement until the Tender Offer Purchase Time, there has occurred the commencement of a war having a Material Adverse Effect.

     The conditions set forth above (other than the Minimum Condition) are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of any circumstances giving rise to any condition and may be waived (other than the Minimum Condition) by Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser. The failure by Parent or Purchaser (or any affiliate of Purchaser) at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

17. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     General. Purchaser is not aware of any material pending legal proceeding relating to the Offer. Based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's purchase of the Shares as contemplated herein or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the Purchase or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes", such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approval were not obtained or such other action were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 16--"Certain Conditions of the Offer."

     State Takeover Statutes. A number of states (including Delaware, where the Company is incorporated), have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Except as described herein, Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger or any other business combination between Purchaser or any of its affiliates and the Company. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger or other business combination, Purchaser believes that there are reasonable bases for contesting such laws. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Purchaser Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent Regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     Section 203 of the DGCL ("Section 203"), in general, prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company Board has taken all appropriate action so that neither Parent nor Purchaser is or will be considered an "interested stockholder" pursuant to Section 203.

     Neither Parent nor Purchaser has determined whether any other state takeover laws or regulations will by their terms apply to the Offer or the Merger, and except as set forth above, neither Purchaser nor Parent have attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Purchaser and Parent reserve the right to challenge the validity of applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken by Parent or Purchaser in connection with the Offer is intended as a waiver of that right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 16--"Certain Conditions of the Offer."

     Antitrust in the United States. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

     Pursuant to the requirements of the HSR Act, Purchaser expects to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on or about March 27, 2000. The waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, 15 days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

     A request is being made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the applicable 15-day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or early termination of the applicable waiting period under the HSR Act. See Section 16--"Certain Conditions of the Offer." Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4--"Withdrawal Rights." If Purchaser's purchase of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in certain circumstances. See Section 16--"Certain Conditions of the Offer." The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the purchase of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust Grounds will not be made, or if such a challenge is made, what the result will be. See Section 16--"Certain Conditions of the Offer", including conditions with respect to litigation and certain governmental actions and Section 12--"The Merger Agreement; Other Arrangements" for certain termination rights.

     Regulatory Approvals and Notifications. In connection with the Offer and the Merger, the following regulatory approvals or notices will be required to be obtained or filed by Royal Bank. Royal Bank is required to obtain the prior approval of the Canadian Minister of Finance under the Canadian Bank Act. Also, after consummation of the transaction, it is required to file a post-commencement notice with the Federal Reserve Bank of New York under the Bank Holding Company Act of 1956.

     Additionally, as a result of the Merger, there will be an indirect change of control in Prism Mortgage Company, an Illinois corporation, the subsidiary through which the Company conducts its mortgage banking and brokerage business. Several of the states that license Prism Mortgage Company and its affiliates in connection with their residential mortgage lending activities require notifications and/or approvals, including in certain instances prior notifications and/or approvals, in connection with such an indirect change of control. Similar notifications and/or approvals are required by other entities that have previously approved Prism Mortgage Company and its affiliates, including the Federal Housing Administration, the United States Department of Veterans Affairs, Fannie Mae and Freddie Mac. Notifications and requests for approvals may require the submission of detailed information about the indirect change of control and the nature, identity, qualifications and background of persons and entities involved therewith. The parties intend to provide such notifications and seek such approvals promptly.

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

18. APPRAISAL RIGHTS

     The Company Board has approved the Merger and adopted the Merger Agreement. Depending upon the number of Shares purchased by Purchaser pursuant to the Offer, the Company Board may be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholder's meeting convened for that purpose in accordance with Delaware Law. If stockholder approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at such meeting. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to approve the Merger Agreement at the stockholders' meeting without the affirmative vote of any other stockholder. If Purchaser acquires at least 90% of the Shares pursuant to the Offer, the Merger may be consummated without a stockholders' meeting and without the approval of the Company's stockholders.

     If the Merger is consummated, holders of shares at the Effective Time will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares (the "Dissenting Shares"). Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Dissenting Shares. Any such judicial determination of the fair value of Dissenting Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Dissenting Shares, including asset values and the investment value of the Dissenting Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the Cash Merger Consideration.

     The foregoing summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders of the Company desiring to exercise any available dissenters' rights. The foregoing summary is qualified in its entirety by reference to
Section 262 of the DGCL. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the DGCL.

19. FEES AND EXPENSES

     RBC Dominion Securities Corporation is acting as the Dealer Manager in connection with the Offer in connection with the Offer and Merger. The Dealer Manager will receive reasonable and customary compensation for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Parent and Purchaser have agreed to indemnify the Dealer Manager and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

     Parent and Purchaser have retained MacKenzie Partners, Inc. to be the Information Agent and LaSalle Bank National Association to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

20. MISCELLANEOUS

     Neither Purchaser nor Parent is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If either Purchaser or Parent becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Parent and Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Purchaser and Parent cannot comply with the state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN IN THE OFFER DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Company Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 7--"Certain Information Concerning the Company" above.

                                            PRISM ACQUISITION SUBSIDIARY, INC.

March 22, 2000

                                   SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

1.   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Parent. Unless otherwise indicated, the business address of each such person is c/o Parent at 200 Bay Street, Toronto, Ontario, Canada, M5J 2J5 and each such person is a citizen of Canada.

DIRECTORS                         PRESENT PRINCIPAL OCCUPATION AND FIVE-YEAR EMPLOYMENT HISTORY
---------                         -------------------------------------------------------------
John E. Cleghhorn                 Chairman and Chief Executive Officer, Royal Bank of Canada
George A. Cohon                   Founder and Senior Chairman, McDonald's Restaurants of Canada
McDonald's Place                  Limited
Toronto, Ontario
M3C 3L4 Canada
G.N. (Mel) Cooper                 Chairman and Chief Executive Officer, Seacoast Communications
825 Broughton Street              Group Inc.
Victoria, British Columbia
V8W 1E5 Canada
John T. Ferguson                  Chairman of the Board, Princeton Developments Ltd.
Suite 1400                        Chairman and Chief Executive Officer, Princeton Developments
9915-108 Street                   Ltd. (prior to September 1998)
Edmonton, Alberta                 President and Chief Executive Officer, Princeton Developments
T5K 2G8 Canada                    Ltd.
                                  (prior to April 1996)
L. Yves Fortier                   Chairman, Ogilvy Renault
1981 McGill College Avenue
Montreal, Quebec
H3A 3C1 Canada
The Hon. Marie Gilberte Paule     Senior Partner, Desjardins Ducharme Stein Monast
Gauthier
Bureau 300
1150 de Claire-Fontaine
Quebec, Quebec
G1R 5G4 Canada
J.M. Edward Newall                Chairman of the Board, NOVA Chemicals Corporation
Newall and Associates             Vice President and Chief Executive Officer, NOVA Corporation
#2015 Bankers Hall                (now NOVA Chemicals Corporation) (prior to July 1998)
855 2nd Street S.W.
Calgary, Alberta
T2P 4J7 Canada

DIRECTORS                         PRESENT PRINCIPAL OCCUPATION AND FIVE-YEAR EMPLOYMENT HISTORY
---------                         -------------------------------------------------------------
David P. O'Brien                  Chairman, President and Chief Executive Officer, Canadian
1800 Bankers Hall East,           Pacific Limited
855-2nd St. S.W.                  President and Chief Operating Officer, Canadian Pacific
Calgary, Alberta                  Limited
T2P 4Z5 Canada                    (prior to May 1996)
Robert B. Peterson                Chairman, President and Chief Executive Officer, Imperial Oil
111 St. Clair Avenue West         Limited
Toronto, Ontario
M4V 1N5 Canada
Kenneth C. Rowe                   Chairman and Chief Executive Officer, I.M.P. Group
Suite 400                         International Inc.
2651 Dutch Village Road           President, I.M.P. Group International Inc. (prior to July
Halifax, Nova Scotia              1997)
B3L 4T1 Canada
Joseph Guy Saint-Pierre           Chairman of the Board, SNC-Lavalin Group Inc.
455 Rene-Levesque Blvd. West      President and Chief Executive Officer, SNC-Lavalin Group Inc.
Montreal, Quebec                  (prior to May 1996)
H2Z 1Z3 Canada
Robert T. Stewart                 R.T. Stewart & Associates
24th Floor
1111 West Georgia Street
Vancouver, British Columbia
V6E 4M4 Canada
Allan R. Taylor                   Retired Chairman and Chief Executive Officer, Royal Bank of
Suite 1835-North Tower            Canada
Royal Bank Plaza
Toronto, Ontario
M5J 2J5 Canada
Margaret Sheelagh D. Whittaker    Chair, President and Chief Executive Officer, EDS Systemhouse
6th Floor                         Inc. President and Chief Executive Officer, EDS Canada (now
33 Yonge Street                   EDS System-house Inc.) (prior to April 1998)
Toronto, Ontario
M5E 1G4 Canada
Victor L. Young                   Chairman and Chief Executive Officer, Fishery Products
70 O'Leary Avenue                 International Limited
St. John's, Newfoundland
A1C 5L1 Canada

      EXECUTIVE OFFICERS          PRESENT PRINCIPAL OCCUPATION AND FIVE-YEAR EMPLOYMENT HISTORY
      ------------------          -------------------------------------------------------------
John E. Cleghorn                  Chairman and Chief Executive Officer
Gordon J. Feeney                  Deputy Chairman
Anthony S. Fell                   Deputy Chairman
                                  Chairman, RBC Dominion Securities, Inc.
Peter W. Currie                   Vice-Chairman and Chief Financial Officer
                                  Senior Vice-President & Chief Financial Officer, Northern
                                  Telecom Limited, Brampton (prior to April 1997)

      EXECUTIVE OFFICERS          PRESENT PRINCIPAL OCCUPATION AND FIVE-YEAR EMPLOYMENT HISTORY
      ------------------          -------------------------------------------------------------
Suzanne B. Labarge                Vice-Chairman and Chief Risk Officer
                                  Deputy Superintendent, Deposit-Taking Institutions Sector,
                                  Office of the Superintendent of Financial Institutions,
                                  Ottawa (prior to April 1995)
Martin J. Lippert                 Vice-Chairman and Chief Information Officer
                                  Executive Vice President, Information Management & Research
                                  Development, Mellon Bank Corporation, Pittsburgh,
                                  Pennsylvania (prior to August 1997)
W. Reay Mackay                    Vice-Chairman, Wealth Management
                                  Chairman and Chief Executive Officer, Royal Trust
James T. Rager                    Vice-Chairman, Personal & Commercial Banking
Citizenship:
United States
Gordon M. Nixon                   Deputy Chairman and Chief Executive Officer, RBC Dominion
                                  Securities, Inc.
W. James Westlake                 President and Chief Executive Officer, RBC Insurance Holdings
                                  Inc.

2.   DIRECTOR AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Parent. Unless otherwise indicated, the business address of each such person is c/o Parent at 200 Bay Street, Toronto, Ontario, Canada, M5J 2J5 and each such person is a citizen of Canada.

DIRECTOR AND
EXECUTIVE
OFFICERS               PRESENT PRINCIPAL AND FIVE-YEAR EMPLOYMENT HISTORY
------------           --------------------------------------------------
Robert K. Horton  Director, Chief Executive Officer, Senior Vice President and
                  Secretary/Treasurer, Prism Acquisition Subsidiary, Inc.
                  Senior Vice President, Strategic Initiatives, Royal
                  Bank of Canada
Timothy A. Prior  President, Prism Acquisition Subsidiary, Inc.
Citizenship:      Senior Manager, Strategic Initiatives, Royal Bank Financial
United Kingdom    Group

                       THE INFORMATION AGENT FOR THE OFFER IS:

                             [MACKENZIE PART LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                        CALL TOLL -- FREE (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                      RBC DOMINION SECURITIES CORPORATION
                                   5th Floor
                               One Liberty Plaza
                            New York, NY 10006-1404
                         (212) 858-7139 (Call Collect)